Exhibit 99.1

The Masterbatches Business of Clariant Ltd
Combined Financial Statements

As of and for the years ended December 31, 2018 and December 31, 2017

The Masterbatches Business of Clariant Ltd

Audited Annual Combined Financial Statements

Independent Auditors’ Report	2
Combined Balance Sheets as of December 31, 2018 and 2017 Combined Statements of Income for the Years Ended December 31, 2018 and 2017	4
5
Combined Statements of Comprehensive Income for the Years Ended December 31, 2018 and 2017	6
Combined Statements of Changes in Equity for the Years Ended December 31, 2018 and 2017	7
Combined Statements of Cash Flows for the Years Ended December 31, 2018 and 2017	8
Notes to the Combined Financial Statements	9

The accompanying notes are an integral part of these combined financial statements.

Report of Independent Auditors

To the Board of Directors and Management of Clariant Ltd

We have audited the accompanying combined financial statements of the Masterbatches Business of Clariant Ltd (the “Company”), which comprise the combined balance sheets as of December 31, 2018 and 2017, and the related combined statements of income, comprehensive income, changes in equity and cash flows for the years then ended.

Management's Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

PricewaterhouseCoopers AG, St. Jakobs-Strasse 25, Postfach, CH-4002 Basel, Switzerland
Phone: +41 58 792 51 00, Telefax: +41 58 792 51 10, www.pwc.ch

PricewaterhouseCoopers AG is a member of the global PricewaterhouseCoopers network of firms, each of which is a separate and independent legal entity.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Masterbatches Business of Clariant Ltd as of December 31, 2018 and 2017 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers AG
Basel, Switzerland
December 23, 2019

The Masterbatches Business of Clariant Ltd
COMBINED BALANCE SHEETS
As of December 31, 2018 and December 31, 2017

(in CHF, thousands)	December 31 2018	December 31 2017
ASSETS
Current assets:
Cash and cash equivalents	123,328	29,493
Accounts receivable, net	176,604	207,416
Inventories	102,711	102,381
Loans to related parties	80,600	72,498
Other current assets	32,339	34,480
Total current assets	515,582	446,268
Non-current assets:
Property, plant and equipment, net	196,071	209,225
Goodwill	48,703	49,561
Intangible assets, net	6,304	9,949
Deferred tax assets	12,718	12,261
Investments in affiliates	4,080	3,637
Total non-current assets	267,876	284,633
Total assets	783,458	730,901

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	125,282	117,369
Accrued and other liabilities	46,411	49,886
Accrued employee expenses	42,114	40,070
Short-term debt	17,871	41,006
Loans from related parties	59,171	258,638
Total current liabilities	290,849	506,969
Non-current liabilities:
Long-term debt	3,945	5,858
Retirement benefit obligations	18,855	27,185
Deferred tax liabilities	9,264	11,170
Other non-current liabilities	3,066	3,781
Total non-current liabilities	35,130	47,994
Total liabilities	325,979	554,963

EQUITY
Net investment from the Parent	492,686	200,941
Accumulated other comprehensive loss	(49,335)	(37,632)
Total equity attributable to the Masterbatches Business	443,351	163,309
Non-controlling interests	14,128	12,629
Total equity	457,479	175,938
Total liabilities and equity	783,458	730,901

The accompanying notes are an integral part of these combined financial statements.

The Masterbatches Business of Clariant Ltd
COMBINED STATEMENTS OF INCOME
For the years ended December 31, 2018 and December 31, 2017

(in CHF, thousands)	December 31 2018	December 31 2017
Sales	1,182,893	1,188,846
Cost of goods sold	(872,385)	(888,645)
Gross profit	310,508	300,201
Selling, general and administrative costs	(219,781)	(231,114)
Research and development costs	(8,539)	(10,740)
Other expense	(342)	(36)
Operating income	81,846	58,311
Interest expense	(14,599)	(16,931)
Interest income	1,638	2,552
Income before income tax expense	68,885	43,932
Income tax expense	(17,767)	(13,936)
Net income	51,118	29,996
Less: Net income attributable to non-controlling interests	327	2,000
Net income attributable to the Masterbatches Business	50,791	27,996

The accompanying notes are an integral part of these combined financial statements.

The Masterbatches Business of Clariant Ltd
COMBINED STATEMENTS OF COMPREHENSIVE INCOME
For the years ended December 31, 2018 and December 31, 2017

(in CHF, thousands)	December 31 2018	December 31 2017
Net income	51,118	29,996
Other comprehensive income (loss):
Defined benefit plan adjustment	1,461	(421)
Currency translation adjustment	(12,866)	(14,592)
Other comprehensive loss for the period, gross	(11,405)	(15,013)
Deferred tax effect	(270)	(111)
Other comprehensive loss for the period, net of tax	(11,675)	(15,124)
Comprehensive income for the period	39,444	14,872
Less: Comprehensive income attributable to non-controlling interests	355	1,983
Comprehensive income attributable to the Masterbatches Business	39,089	12,889

The accompanying notes are an integral part of these combined financial statements.

The Masterbatches Business of Clariant Ltd
COMBINED STATEMENTS OF CHANGES IN EQUITY
For the years ended December 31, 2018 and December 31, 2017

(in CHF, thousands)	Net investment from the Parent	Accumulated other comprehensive loss	Non-controlling interests	Total equity
Balance as of January 1, 2017	119,644	(22,525)	13,674	110,793
Net income	27,996	-	2,000	29,996
Net transfers with Parent	53,301	-	-	53,301
Changes in non-controlling interests	-	-	(3,028)	(3,028)
Other comprehensive loss	-	(15,107)	(17)	(15,124)
Balance as of December 31, 2017	200,941	(37,632)	12,629	175,938
Net income	50,792	-	327	51,119
Net transfers with Parent	240,953	-	-	240,953
Changes in non-controlling interests	-	-	1,144	1,144
Other comprehensive loss	-	(11,703)	28	(11,675)
Balance as of December 31, 2018	492,686	(49,335)	14,128	457,479

The accompanying notes are an integral part of these combined financial statements.

The Masterbatches Business of Clariant Ltd
COMBINED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2018 and December 31, 2017

(in CHF, thousands)	December 31 2018	December 31 2017
Operating activities:
Net income	51,119	29,996
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred tax benefit	(1,207)	3,443
Depreciation and amortization	27,614	26,613
Share-based compensation expense	265	679
Gain on disposals in operating income	-	(868)
Changes in operating assets and liabilities:
Accounts receivable	21,264	(21,745)
Inventories	(5,742)	(7,651)
Accounts payable	10,364	13,457
Other current assets and liabilities	(8,074)	(9,721)
Accrued liabilities	5,115	2,248
Net cash provided by operating activities	100,718	36,451

Investing activities:
Investments in property, plant and equipment	(17,144)	(32,339)
Investments in intangible assets	(991)	(2,974)
Proceeds from sale of long-lived assets	-	2,541
Net cash used by investing activities	(18,135)	(32,772)

Financing activities:
Proceeds from short-term debt	7,827	19,906
Repayments of short-term debt	(27,879)	(11,380)
Proceeds from long-term debt	-	5,808
Repayments of long-term debt	-	(1,553)
Net (repayments) of loans to related parties	(206,266)	(79,102)
Net contributions / (distributions) with non-controlling interests	1,144	(3,028)
Net contributions to Parent	239,615	52,832
Net cash provided / used by financing activities	14,441	(16,517)

Effect of exchange rate changes	(3,189)	(545)
Increase / (decrease) in cash and cash equivalents	93,835	(13,383)
Cash and cash equivalents at the beginning of year	29,493	42,876
Cash and cash equivalents at the end of year	123,328	29,493

Supplemental cash information:
Interest paid	(15,024)	(14,252)
Income tax paid	(18,973)	(10,493)

Noncash investing and financing activity:
Investments in property plant and equipment in accounts payable	12,478	9,992

The accompanying notes are an integral part of these combined financial statements.

The Masterbatches Business of Clariant Ltd

NOTES TO THE COMBINED FINANCIAL STATEMENTS
(in CHF, thousands)
NOTE 1 BASIS OF PRESENTATION
On 25 July 2019, Clariant Ltd (hereafter “Clariant” or “the Parent”) announced its intent to divest the Masterbatches Business (“the Masterbatches Business”, “the Masterbatches Business of Clariant Ltd” or “the Company”). On 19 December 2019, the Parent entered into a Share Purchase Agreement (“SPA”) with PolyOne Corporation (the “Buyer”) providing for the sale of the Masterbatches Business for approximately USD 1,560 million.
The Masterbatches Business is a part of the global business of Clariant and specializes in color and additive concentrates and performance solutions for plastics whose product offerings enhance the market appeal or the end-use performance of plastic products, packaging and fibers. The Company’s portfolio of products caters to various industries including healthcare, infrastructure, agriculture, consumers goods, printing and packaging, transportation, fibers and home and personal care.
The Company has historically operated as part of the Parent and not as a separate entity. The accompanying combined financial statements have been prepared on a carve-out basis and are derived from the consolidated financial statements of the Parent to prepare the combined balance sheets as of December 31, 2018 and December 31, 2017 and the related combined statements of income, comprehensive income, changes in equity and cash flows for the years ended December 31, 2018 and December 31, 2017. The combined financial statements were prepared on a combined basis in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) by combining financial information from the Parent’s accounting records, including assets and liabilities attributed to the business activity of the Company, specifically identified revenues and expenses of the Company, and allocations of certain expenses described further below.
The intercompany transactions and balances within the Company have been eliminated. All transactions between the Company and the Parent, which were not historically settled in cash, are considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these transactions between the Company and the Parent are reflected in the combined statements of cash flows as a financing activity, and in the combined balance sheets and combined statements of changes in equity as net investment from the Parent. In addition, transactions between the Company and the Parent, which were historically settled for cash or are expected to be settled for cash, have been classified as related party in the combined financial statements. Refer to Note 15, Related Party Transactions and Net Investment from the Parent for further details.
The combined financial statements include all assets, liabilities, revenues, and expenses that management has determined are specifically or primarily related to the activities of the Company, as well as direct and indirect costs incurred within Clariant that are attributable to the operations of the Masterbatches Business. Central support costs include corporate and shared service functions that are provided on a centralized basis by Clariant, including but not limited to employee benefits, finance, human resources, risk management, information technology, facilities, and legal. These expenses have been allocated to the Company on the basis of direct usage when identifiable, or when specific identification is not practicable, a proportional allocation method based primarily on combined sales, headcount, or other measures, depending on the nature of services received. Such allocations are based on the requirements of preparing combined financial statements and in that same context management determined that such allocations are determined on a reasonable basis. However, such cost allocations may not be indicative of the costs that would have been incurred if the Company had been operated on a standalone basis during the periods presented.
Cash generated from the Company’s operations is managed centrally by the Parent, with cash pooling agreements in place for each participating entity. Related party loan arrangements recorded in the

The Masterbatches Business of Clariant Ltd

combined balance sheets represent cash pooling arrangements between the Masterbatches Business and the Parent. Cash included in the combined balance sheets represents cash legally owned by the Company as of December 31, 2018 and December 31, 2017.
Third-party debt obligations of the Parent and the corresponding interest costs related to those debt obligations, specifically those that relate to straight bonds and certificates of indebtedness, have not been attributed to the Company, as the Company was not the legal obligor of such debt obligations. The third-party debt obligations included in the combined financial statements are those for which the legal obligor is a legal entity within the Company. None of the Company’s assets were pledged as collateral under the Parent’s debt obligations as of December 31, 2018 or December 31, 2017.
As the separate legal entities that comprise the Company were not historically held by a single legal entity, equity shown in the combined financial statements relates to the equity attributable to the Masterbatches Business. Net investment from the Parent represents the cumulative investment by the Parent in the Company through the dates presented, inclusive of operating results. Transactions with the Parent are reflected in the accompanying combined statements of changes in equity as net amount of contributions to Parent, and in the accompanying combined balance sheets within net investment from the Parent.
The Parent calculates foreign currency translation on its combined assets and liabilities, which include assets and liabilities of the Company. As a result, the Company has not historically recorded foreign currency translation on its own assets and liabilities. Therefore, the Company’s accumulated other comprehensive loss includes an allocation from the Parent’s foreign currency translation based on the net assets of the Company as of December 31, 2016. Foreign currency translation adjustment recorded during the fiscal years ended December 31, 2018 and December 31, 2017 is based on currency movements specific to the Company’s financial statements.
Tangible assets are included in the combined balance sheets based on the assets expected to be divested with the Masterbatches Business. In the case of shared assets, which are used in part by the Company and in part by other businesses of the Parent, tangible assets are attributed based on the “major user” principle, in which the asset is only recognized in the combined balance sheets of the Masterbatches Business when the Company is considered to be the major user of the asset. The impact from joint use of the shared asset is reflected as an asset charge expense to the Masterbatches Business or income from related parties in the combined statements of income. Where a tangible shared asset is not expected to be divested, but was used in the operations of the Company, an asset charge expense is levied to the Masterbatches Business and is included within the combined statements of income. Alternatively, if a tangible shared asset is expected to be divested, but was also used by other businesses of the Parent, then the Masterbatches Business charges the Parent an asset charge-out recorded within the combined statements of income.
The same “major user” principle is applied to determine leased assets and associated commitments of the Company. Leased assets allocated to the Company are accounted for under the guidance in ASC 840, Leases, and are included in the relevant disclosures (e.g., future minimum lease commitments). When shared with other businesses of the Parent, income from related parties is recognized in the combined statements of income to reflect such shared usage. Leased assets that are shared but are not expected to be divested are reflected only as an asset charge expense to the Masterbatches Business.
The tax amounts in the combined financial statements have been calculated based on a separate return methodology and presented as if the Company’s operations were separate tax payers in the respective jurisdictions.

The Masterbatches Business of Clariant Ltd

NOTE 2 SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
Preparation of carve-out financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. These estimates and underlying assumptions can impact all elements of the combined financial statements, including but not limited to: allocations of costs and expenses from the Parent; pension and post-retirement obligations; impairment testing for goodwill, inventory reserves, intangible assets; deferred tax assets; uncertain income tax positions; and contingencies.
Although these estimates represent management’s best estimates based on available information, historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances, actual results may differ from these estimates. As future events and their effects cannot be determined with certainty, the estimates and assumptions may prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur that might cause a change in the estimates and assumptions.
Cash and Cash Equivalents
Cash and cash equivalents comprise cash on hand, deposits, as well as short-term investment instruments with an initial lifetime of 90 days or less. They are valued at their nominal value, which is close to their fair market value. Cash and cash equivalents in the combined balance sheets represent cash legally owned by the Company and, as such, do not include balances from cash pooling arrangements managed centrally by the Parent.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are amounts due from customers for goods sold in the ordinary course of business. They are generally due within 40 days and, therefore, are classified as current. Accounts receivable are stated at the amount to which the Company is unconditionally entitled, net of allowance for doubtful accounts representing estimated losses resulting from inability or unwillingness of customers to make required payments. This estimated allowance is based on management’s evaluation of specific balances as the balances become past due, the financial condition of its customers and the Company’s historical experience with write-offs. A reserve is recorded against accounts receivables when amounts are estimated to be uncollectible. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for doubtful accounts was CHF 2,025 thousand and CHF 1,368 thousand as of December 31, 2018 and 2017, respectively. Further, within the combined statements of income the Company recognized bad debt expense of CHF 1,248 thousand and a bad debt benefit of CHF 383 thousand for the years ended December 31, 2018 and 2017, respectively.
Inventories
Inventories are stated at the lower of cost and net realizable value. Purchased goods are valued at acquisition costs, while self-manufactured products are valued at manufacturing costs including related production overhead costs. Finished goods and work-in-process inventories include material, labor and manufacturing overhead costs. Inventory held at the balance sheet date is primarily valued at standard costs, which approximates actual costs on a weighted average basis. Adjustments are recorded to inventories with a carrying amount in excess of net realizable value. Unsaleable inventories are fully written off. Write-downs reduce the cost basis of inventories permanently.
Property, Plant and Equipment
Property, plant and equipment are carried at historical acquisition cost, net of accumulated depreciation and any impairment losses, as applicable. Land is not depreciated. Depreciation is recorded on a straight-

The Masterbatches Business of Clariant Ltd

line basis to the combined statements of income, using the assets’ estimated useful lives which fall within the following ranges:

Asset type	Useful life
Buildings	15 to 40 years
Machinery and technical equipment	10 to 16 years
Furniture and other equipment	3 to 10 years
Vehicles	5 to 10 years

Major additions and improvements are capitalized, while minor repair and maintenance costs are expensed as incurred.
In the case of sale, retirement or disposal, the net book value of the asset is removed from the Company’s books. Gains and losses on disposals are determined by comparing the proceeds with the net book value and are included as a component of income from operations in the accompanying combined statements of income.
Goodwill and Other Intangible Assets
Goodwill is the excess of the purchase price paid in a business combination over the fair value of the net assets of the acquired business. Goodwill is carried at cost and is tested for impairment, quantitatively or qualitatively, on an annual basis during the fourth quarter of the fiscal year, or more frequently, if impairment indicators are present. Impairment testing is performed at the Company’s reporting unit level, which includes the five reporting units aligned with the geographic regions in which the Company operates.
This impairment test determines whether the fair value of each reporting unit to which goodwill is allocated is lower than its carrying amount. An impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; any recognized loss cannot exceed the total amount of goodwill allocated to that reporting unit. In determining the fair value of a reporting unit, management uses significant judgments and estimates to forecast the future discounted cash flows associated with the reporting unit, including the expected growth of sales, the discount rates, and the development of raw material prices. Prior to performing the quantitative goodwill impairment test, the Company may first perform an assessment of qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The quantitative goodwill impairment test is required only if the totality of events and circumstances indicates it is more likely than not that the fair value is less than carrying value.
Trademarks and licenses are capitalized at historical costs and amortized on a straight-line basis to the combined statements of income over their estimated useful lives, with a maximum of ten years.
Acquired computer software licenses are capitalized on the basis of the costs incurred to acquire and bring to use the specific software. They are amortized on a straight-line basis to the combined statements of income over their estimated useful lives (three to five years).
Internal and external costs directly associated with the production of identifiable and unique software and other intangible products for internal use, incurred during the application development stage are capitalized. All other costs are expensed as incurred. The activities during the application development stage include (1) design of chosen path, including software configuration and software interfaces, (2) coding, (3) installation to hardware and (4) testing, including the parallel processing phase. Costs associated with developing and maintaining common software programs are recognized as an expense when incurred. Capitalized software is amortized on a straight-line bases over the remaining economic useful life.

The Masterbatches Business of Clariant Ltd

Impairment of Long-lived Assets
A long-lived asset (asset group) shall be tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. In determining the recoverability of long-lived assets held and used, the Company initially assesses whether the carrying value of the asset (or group of assets) exceeds the estimated undiscounted future cash flows associated with the asset (or group of assets). If exceeded, the Company then evaluates whether an impairment charge is required by determining if the carrying value of the asset (or group of assets) exceeds its fair value. Additionally, the asset useful lives and depreciation methods are reviewed each period.
Pension and Other Post-Retirement Plans
The Parent sponsors certain defined benefit pension plans, primarily in Belgium, Italy, Taiwan, Saudi Arabia, France and Pakistan, among others, for which sponsorship is expected to transfer as part of the Transaction (collectively, the “Direct Plans”). Defined benefit accounting is applied for the Direct Plans resulting in the recognition of a pension asset or liability to recognize the funded status within the combined financial statements. In addition to the Direct Plans, certain of the Company’s employees, primarily in the United States, Germany and Mexico, participate in defined benefit pension plans, for which sponsorship does not transfer (collectively, the “Shared Plans”). Such Shared Plans are accounted for as multiemployer plans based on the multiemployer pension accounting guidance in ASC 715, Compensation—Retirement Benefits, and accordingly the Company does not record an asset or liability to recognize the funded status of the Shared Plans. The related pension and other postemployment expenses of the Shared Plans are charged to the Company based primarily on the service cost of active participants. Refer to Note 11 Employee Benefit Plans for additional information.
Debt Instruments
Bank loans are recognized at historical cost, net of debt issuance costs incurred. They are subsequently reported at amortized cost; any difference between the proceeds (net of debt issuance costs) and the redemption value is recognized through earnings within the interest expense line item on the combined statements of income over the period of the borrowings using the effective interest rate method. Financial instruments with maturities exceeding 12 months are classified as long-term.
Fair Value of Financial Instruments
The carrying values of cash and cash equivalents, accounts receivable, accounts payable, short-term debt, and long-term debt approximate their fair values. See Note 13, Fair Value Measurements, to the combined financial statements for fair value of financial instruments.
Foreign Currency
The combined financial statements are presented in Swiss francs (“CHF”), which is the reporting currency of the Company. Foreign currency transactions are remeasured into the functional currency using the exchange rates prevailing at the dates of the transactions for each of the combined companies of the Masterbatches Business. Foreign exchange gains and losses resulting from the remeasurement at the reporting date of monetary assets and liabilities denominated in foreign currencies are recognized in the combined statements of income. The aggregate transaction gains / (losses) for the years ended December 31, 2018 and 2017 were CHF 1,060 thousand and CHF (730) thousand, respectively.
For the purposes of the combined financial statements, the results and financial position of the combined companies whose functional currency is different from the Swiss franc are translated into the reporting currency. Revenues and expenses of international entities are translated at average currency exchange rates during the period. Assets and liabilities of international entities are translated using the exchange rate at the end of the period. The resulting translation adjustments are accumulated as a component of other comprehensive income or loss.

The Masterbatches Business of Clariant Ltd

Recognition of Revenue from Contracts with Customers
Revenue from contracts with customers is measured based on the consideration the Company expects to receive in exchange for satisfying a performance obligation by transferring control of goods to the customer. Arrangements with customers are considered contracts if all the following criteria are met: (a) parties have approved the contract and are committed to perform their respective obligations; (b) each party’s rights regarding the goods or services to be transferred can be identified; (c) payment terms for the goods or services to be transferred can be identified; (d) the contract has commercial substance and (e) collectability of substantially all of the consideration is probable. The Company recognizes revenue from contracts with customers when products are sold and when it satisfies a performance obligation by transferring control over a product to the customer, which normally takes place at a point in time, upon delivery. Transaction price is allocated to each performance obligation when such performance obligation(s) are identified within each customer contract. Revenue is reported net of sales taxes, returns, discounts and rebates. Rebates to customers are provided for in the same period that the related sales are recorded, based on the contract terms. The payment terms are typically 40 days.
The Masterbatches Business periodically enters into prepayment contracts with customers whereby it receives consideration for products to be delivered in a future period. Such consideration received is recorded as deferred revenue, considered a contract liability under Accounting Standards Codification 606, Revenue from Contracts with Customers (ASC 606), and presented as part of other liabilities. Deferred revenue is released and revenues associated with such transactions are recognized upon delivery and transfer of control over a product to the customer. Cash rebates and discounts granted to customers are classified as a reduction of revenue. Shipping and handling activities performed after control of goods has transferred to a customer are not treated as a separate performance obligation.
The Company adopted ASC 606, effective January 1, 2018, using the modified retrospective method. Prior to 2018 the Company accounted for revenue when there was evidence of a sales agreement, the delivery of goods had occurred, the sales price was fixed or determinable and the collectability of revenue was reasonably assured. Refer to the section Accounting Standards Adopted below for a description of the impact of adoption of ASC 606.
Research and Development Costs
Research and development costs are charged to expense as incurred.
Share-Based Compensation Expense
Certain employees of the Company participate in the Parent’s share-based compensation plans. Share-based compensation expense related to these plans is recognized based on a specific identification of cost related to the Company’s employees. The Company also records the allocated share-based compensation expense relating to employees of central support functions provided by the Parent; these expenses are included in the other income / (expense) account in the combined statements of income.
Share-based compensation expense is initially measured at fair value of the awards on the grant date and is recognized in the accompanying combined statements of income using an accelerated method, over the requisite service period. Share-based compensation expense is based on awards expected to ultimately vest and, therefore, has been reduced for estimated forfeitures.
The share-based compensation expense included in the combined financial statements has been derived from the share-based compensation awards granted by the Parent to employees who are specifically identified in the plans as well as an allocation of corporate employees of the Parent. The share-based compensation is treated as a capital contribution from the Parent in the combined financial statements and are assumed to be settled by the Parent. Total share-based compensation expense for the share-based compensation plans was CHF 265 thousand and CHF 679 thousand for the years ended December 31, 2018 and 2017, respectively and are reflected as an expense in selling, general and administrative costs in the combined statements of income.

The Masterbatches Business of Clariant Ltd

Income Taxes
The Company’s operating results are included in the income tax returns of the Parent. The company accounts for income taxes under the separate return method. Under this approach, the Company determines its deferred tax assets and liabilities and related tax expense as if it were filing separate tax returns. Deferred tax assets and liabilities reflect temporary differences between the amount of assets and liabilities for financial and tax reporting purposes. Such amounts are adjusted, as appropriate, to reflect changes in tax rates expected to be in effect when the temporary differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. A valuation allowance is recorded to reduce deferred tax assets to the amount that is more likely than not to be realized. In the event the Company determines it is more likely than not that the deferred tax asset will not be realized in the future, the valuation allowance adjustment to the deferred tax assets will be charged to earnings in the period in which such determination is made. In determining the provision for income taxes for financial statement purposes, the Company makes certain estimates and judgments which affect its evaluation of the carrying value of its deferred tax assets, as well as its calculation of certain tax liabilities. See Note 12, Income Taxes, for additional detail.
Accounting Standards Adopted
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). These ASUs (collectively, the “New Revenue Standard”) introduce a five-step model for recognition of revenue from contracts with customers that focuses on transfer of control. The Company adopted the New Revenue Standard using the modified retrospective method for all contracts with customers as of January 1, 2018. The Masterbatches Business applied the practical expedient for contracts modified prior to the beginning of the earliest reporting period presented under the new standard (i.e., January 1, 2018), which allows the Company to reflect the aggregate effect of all modifications that occur before January 1, 2018 when identifying the satisfied and unsatisfied performance obligations, determining the transaction price and allocating the transaction price to the satisfied and unsatisfied performance obligations for the modified contract at transition. The adoption did not have a material impact on the Company’s combined financial statements and as a result, the Masterbatches Business did not recognize a cumulative effect adjustment included in the net investment from the Parent.
In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). The amendments in ASU 2015-17 eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and non-current in a classified balance sheet. Instead, organizations will be required to classify all deferred tax assets and liabilities as non-current. This guidance is effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. This standard was adopted as of January 1, 2017 and the adoption did not have a material impact on the Company's financial statements.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). The amendments in ASU 2016-01 address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. This guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company adopted the standard as of January 1, 2018 and the adoption did not have a material impact on the Company's financial statements.
In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), which simplifies several aspects of the accounting for employee share-based payment transactions, including the related accounting for income taxes, forfeitures, withholding of shares to satisfy the employer’s tax withholding requirements, and classification in the statements of cash flows. The new standard is effective for fiscal years beginning after December 15, 2016, including interim periods within those years, and with early

The Masterbatches Business of Clariant Ltd

adoption permitted. This standard was adopted on January 1, 2017 and the adoption did not have a material impact on the Company's financial statements.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). The amendments in ASU 2016-15 address the classification of eight specific cash flow issues and their presentation within the Statement of Cash Flows. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The Company decided to early adopt ASU 2016-15 as of January 1, 2017 and the adoption did not have a material impact on the Company's financial statements.
In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfer of Assets Other Than Inventory (“ASU 2016-16”). The amendments in ASU 2016-16 require companies to recognize the income tax effects of intercompany sales or transfers of assets, other than inventory, in the combined statements of income as income tax expense or benefit in the period the sale or transfer occurs. This ASU is effective for fiscal years beginning after December 15, 2017. The Company decided to early adopt this standard as of January 1, 2017 and recognized an adjustment of CHF 2 million included in the net investment from the Parent upon adoption of this standard on January 1, 2017.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”). The amendments in ASU 2016-18 require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The Company decided to early adopt ASU 2016-18 as of January 1, 2017. The adoption had no impact on the Company's financial statements.
In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”). The amendments in ASU 2017-01 introduce an additional screen to determine when an acquired set represents a business. Based on this additional screen, when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This ASU is effective for fiscal years beginning after December 15, 2017. Early adoption is permitted. The Company early adopted ASU 2017-01 as of January 1, 2017. The adoption had no impact on the Company's financial statements.
In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which amends and simplifies the guidance on goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Goodwill impairment is determined by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. This ASU is effective for annual and any interim impairment tests annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2020. Early adoption is permitted for any impairment tests performed on testing dates after January 1, 2017. The Company has decided to early adopt ASU 2017-04 as of January 1, 2017. The adoption had no impact on the Company’s financial statements.
In March 2017, the FASB issued ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”). The amendments in this update require the presentation of the service cost component of the net periodic benefit cost in the same combined statement of income line item as other employee

The Masterbatches Business of Clariant Ltd

compensation costs arising from services rendered during the period. All other components of net periodic benefit cost must be presented below operating income. Only the service cost component is eligible for capitalization in assets. This ASU is effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods. Early adoption is permitted. The Company has adopted ASU 2017-07 on January 1, 2017. As a result of the adoption of this standard, the Company includes CHF 3,046 thousand and CHF 3,002 thousand of service cost in Cost of goods sold, selling and administrative costs and research and development costs for the periods ended December 31, 2018 and December 31, 2017, respectively, which are mapped to these cost accounts consistently with other employee compensation costs. The remainder of the net periodic benefit costs are included in Other income, net on the statement of income. The new guidance was applied retrospectively, except for the limitation on capitalization in assets which was applied prospectively. For additional detail on the components of the Company’s annual net periodic benefit cost, see Note 11, Employee Benefit Plans.
In May 2017, the FASB issued ASU 2017-09, Compensation - Stock compensation (Topic 718) (“ASU 2017-09”). The amendments in this update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. This ASU is effective for periods beginning after December 15, 2017. The Group adopted this update as of January 1, 2018. The adoption had no impact on the Company's financial statements.
Accounting Standards Not Yet Adopted
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“the New Leases Standard”). The New Leases Standard was issued to increase transparency and comparability among entities by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about lease arrangements. The New Leases Standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018.
The Masterbatches Business will adopt the New Leases Standard on the required effective date of January 1, 2019 using the transition option established by ASU 2018-11, Leases (Topic 842), Targeted Improvements (ASU 2018-11), which permits companies to adopt the New Leases Standard as of the beginning of the period of adoption without recasting financial information for prior periods presented. The Company will also elect the practical expedient package related to the identification and classification of leases and the accounting for initial direct costs whereby prior conclusions do not have to be reassessed for leases that commenced before the effective date. As the Company will not reassess such conclusions, the Company will not adopt the practical expedient to use hindsight to determine the likelihood of whether a lease will be extended, terminated or whether a purchase option will be exercised.
The primary impact upon adoption will be the recognition of right of use assets and lease obligations, on a discounted basis, of the Company’s minimum lease obligations. ASU 2016-02 will not have a material effect on the combined statements of income. However, the Company will recognize approximately CHF 21.5 million of operating lease liabilities and related right-of-use assets in the combined balance sheet upon adoption. The impact of this ASU is non-cash in nature and will not affect the Company’s cash flows.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 changes the impairment model for most financial instruments. Current guidance requires the recognition of credit losses based on an incurred loss impairment methodology that reflects losses once the losses are probable. Under ASU 2016-13, the Company will be required to use a current expected credit loss model (“CECL”) that will result in immediate recognition of an estimate of credit losses that are expected to occur over the life of the financial instruments that are in the scope of this update, including accounts receivable. The CECL model uses a broader range of reasonable and supportable information in the development of credit loss estimates. This guidance becomes effective for the Company on January 1, 2023, including the interim periods in that year. The Company is currently evaluating the impact that the adoption of this ASU will have on the combined financial statements and related disclosures.

The Masterbatches Business of Clariant Ltd

NOTE 3 SALES
The Masterbatches Business is a manufacturer and seller of industrial goods and generally meets the criteria to recognize revenues as products are shipped to customers. Set out below is the disaggregation of the sales from contracts with customers of the Company, for the years ended:

(in CHF, thousands)	December 31, 2018	December 31, 2017
Europe, Middle East and Africa	564,733	552,287
North America	270,099	273,760
Asia Pacific	159,570	170,330
Greater China	110,726	102,808
Latin America	77,765	89,661
Total sales	1,182,893	1,188,846

As of December 31, 2018, the Company did not have a material amount of unsatisfied performance obligations outstanding with customers for contracts in excess of one year in duration. As of December 31, 2018 and 2017 deferred revenues amounted to CHF 6,500 thousand and CHF 5,864 thousand, respectively.
Revenue recognized in the year ended December 31, 2018 that was part of the deferred revenues balance as of January 1, 2018 was CHF 5,864 thousand.
Outstanding obligations for returns, refunds, and warranties as of December 31, 2018 were not material.

NOTE 4 INVENTORIES
Components of inventories, consisted of the following, as of:

(in CHF, thousands)	December 31, 2018	December 31, 2017
Raw materials and work in process	48,734	53,777
Finished products	48,623	43,462
Consumables	5,354	5,142
Total inventories	102,711	102,381

The Company evaluates its product inventory to identify inventory with net realizable value below its carrying amount, including obsolete or slow-moving items as well as inventory that is not of saleable quality. Inventories are adjusted for estimated obsolescence and written down to net realizable value. The Company did not record material amounts of inventory write-downs for the year ended December 31, 2018 and 2017, respectively.

NOTE 5 OTHER CURRENT ASSETS
Other current assets consisted of the following, as of:

The Masterbatches Business of Clariant Ltd

(in CHF, thousands)	December 31, 2018	December 31, 2017
VAT and other taxes receivable	13,351	14,513
Prepayments and deferred charges	9,155	8,357
Other receivables	9,279	11,089
Income tax receivables	554	521
Total other current assets	32,339	34,480

NOTE 6 PROPERTY, PLANT AND EQUIPMENT, NET
Components of property, plant and equipment consisted of the following, as of:

(in CHF, thousands)	December 31, 2018	December 31, 2017
Machinery and technical equipment	357,927	359,459
Buildings	187,472	182,707
Furniture and other equipment	41,490	41,738
Construction in progress	15,860	27,419
Land	10,562	11,987
Vehicles	5,895	6,221
Total property, plant and equipment, gross	619,206	629,531
Less accumulated depreciation	(423,135)	(420,306)
Total property, plant and equipment, net	196,071	209,225

Depreciation expense was CHF 23,153 thousand and CHF 24,599 thousand in the years ended December 31, 2018 and 2017, respectively.

NOTE 7 GOODWILL AND INTANGIBLE ASSETS, NET
The amounts shown below reflect the change in goodwill during 2018 and 2017:

(in CHF, thousands)	2018	2017
Balance at the beginning of the year	49,561	49,597
Currency translation adjustment	(858)	(36)
Total goodwill at the end of the year	48,703	49,561

During the fourth quarter of 2018 and 2017, the Company performed its annual impairment test. No impairment was recorded in 2018 or 2017 as a result of the impairment tests.
Net intangible assets consisted of the following, as of:
December 31, 2018

(in CHF, thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Capitalized software for internal use	11,128	(7,585)	3,543
Patents, technology and other	8,047	(6,264)	1,783
Trade names	15,168	(14,190)	978
Total intangible assets	34,343	(28,039)	6,304

The Masterbatches Business of Clariant Ltd

December 31, 2017

(in CHF, thousands)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Capitalized software for internal use	10,373	(4,626)	5,747
Patents, technology and other	8,152	(5,982)	2,170
Trade names	15,769	(13,737)	2,032
Total intangible assets	34,294	(24,345)	9,949

Amortization expense was CHF 4,461 thousand and CHF 2,014 thousand in the years ended December 31, 2018 and 2017, respectively.
Expected amortization of finite-lived intangible assets for the next five years and thereafter is as follows:

(in CHF, thousands)
2019	2,677
2020	1,727
2021	788
2022	538
2023	377
Thereafter	197
Total	6,304

NOTE 8 ACCRUED AND OTHER LIABILITIES
Accrued and other liabilities as of December 31, 2018 and 2017 consisted of the following:

(in CHF, thousands)	December 31, 2018	December 31, 2017
VAT and other taxes payable	11,773	14,531
Customer rebates	7,776	7,681
Accrued raw materials purchases	6,133	7,719
Deferred revenue	6,500	5,864
Accrued expenses	4,830	4,198
Prepayments from customers	2,208	3,734
Income tax payable	563	1,356
Other	6,628	4,803
Total	46,411	49,886

The Masterbatches Business of Clariant Ltd

NOTE 9 ACCRUED EMPLOYEE EXPENSES
Accrued employee expenses as of December 31, 2018 and 2017 consisted of the following:

(in CHF, thousands)	December 31, 2018	December 31, 2017
Wages, salaries and related accruals	20,363	19,767
Bonus accrual	15,225	15,750
Accrued taxes	3,002	2,932
Other employee expenses accruals	3,524	1,621
Total	42,114	40,070

NOTE 10 DEBT ARRANGEMENTS
Long-term debt
The Company's long-term debt as of December 31, 2018 and 2017 mainly consists of interest-bearing notes due in 2019 through 2021. The Company did not record material amounts of unamortized debt discount or debt issuance costs related to their long-term borrowings.
Total outstanding principal related to long-term debt arrangements consisted of the following, as of:

(in CHF, thousands)	December 31, 2018	December 31, 2017
Notes due 2019 through 2021	5,896	5,858
Less: maturities classified as current	1,951	-
Total long-term debt	3,945	5,858
Weighted average interest rate on outstanding borrowings at end of year	8.0%	12.2%

Aggregate maturities of the outstanding principal amount of long-term debt for the next five years and thereafter are as follows:

(in CHF, thousands)
2019	-
2020	1,977
2021	1,967
2022	-
2023	-
Thereafter	-
Total maturities	3,945

Short-term debt

(in CHF, thousands)	December 31, 2018	December 31, 2017
Current maturities of long-term debt	1,951	-
Short term debt	15,920	41,006
Loans from related parties	59,171	258,638
Total short-term debt	77,042	299,644
Weighted average interest rate on outstanding non-related party borrowings at end of year	9.3%	8.5%

The Masterbatches Business of Clariant Ltd

NOTE 11 EMPLOYEE BENEFIT PLANS
Upon the divestiture of the Masterbatches Business by Clariant, the Parent transferred certain employee benefit plans in full to the Company and retained certain other plans. The defined benefit plans that were transferred in full (the “Direct Plans”) are accounted for in the combined financial statements as defined benefit plans in accordance with ASC 715, Compensation—Retirement Benefits to reflect the related assets and liabilities of these plans. The defined benefit plans that were not transferred in full (the “Shared Plans”), are accounted for using the multiemployer accounting approach with the related assets or liabilities not reflected in these combined financial statements.
Defined Benefit Plans
The Company sponsors the Direct Plans, which are defined benefit pension plans for certain active employees, terminated employees and retirees of the Masterbatches Business. The defined benefit plans provide pension benefits based on years of service and employee compensation levels. The Company’s primary plans are located in the United States of America, Canada, Belgium, Taiwan, Italy, Saudi Arabia, Pakistan and France. The information included in this footnote relates to the material plans of the Company. The remaining plans are insignificant to the Company both individually and in the aggregate. The obligations for these plans are recorded over the requisite service period.
The amounts shown below reflect the change in the defined benefit obligations and plan assets during 2018 and 2017:

(in CHF, thousands)	December 31, 2018	December 31, 2017
Benefit obligation at the beginning of the year	101,213	96,270
Service cost	2,688	2,650
Interest cost	3,184	3,184
Employee contributions	19	16
Actuarial (gains)/losses	(5,787)	4,429
Benefits paid	(7,158)	(5,408)
Foreign currency translation	(1,948)	(649)
Other	73	721
Benefit obligation at the end of the year	92,284	101,213

(in CHF, thousands)	December 31, 2018	December 31, 2017
Change in plan assets:
Fair value of plan assets at the beginning of the year	77,535	69,936
Actual return on the plan assets	(2,045)	6,858
Employer contributions	8,624	5,735
Employee contributions	19	16
Benefits paid	(6,256)	(4,378)
Foreign currency translation	(1,428)	(1,205)
Other	(59)	573
Fair value of plan assets at the end of the year	76,390	77,535
Funded status	(15,894)	(23,678)

The Masterbatches Business of Clariant Ltd

Amounts recognized in accumulated other comprehensive income before tax effects were as follows:

	Actuarial (gains)/losses	Total
Accumulated other comprehensive loss at December 31, 2016	35	35
Net amount generated/arising in current year	263	263
Amortization
Foreign currency translation adjustment	78	78
Accumulated other comprehensive loss at December 31, 2017	376	376
Net amount generated/arising in current year	(1,005)	(1,005)
Amortization
Foreign currency translation adjustment	(67)	(67)
Accumulated other comprehensive loss at December 31, 2018	(696)	(696)

The projected benefit obligation (“PBO”), accumulated benefit obligation (“ABO”), and fair value of plan assets for pension plans with accumulated benefit obligations are as follows:

(in CHF, thousands)	December 31, 2018	December 31, 2017
Pension plans with ABO in excess of the fair value of plan assets:
PBO	41,384	101,213
ABO	32,899	88,112
Fair value of plan assets at the end of the year	25,734	77,535

Pension plans with fair value of plan assets in excess of ABO:
PBO	50,900	-
ABO	47,436	-
Fair value of plan assets at the end of the year	50,656	-

Total pension plans:
PBO	92,284	101,213
ABO	80,325	88,112
Fair value of plan assets at the end of the year	76,390	77,535

Benefit costs presented below were determined based on actuarial methods and included the following:

(in CHF, thousands)	December 31, 2018	December 31, 2017
Service cost	2,688	2,650
Interest cost	3,184	3,184
Expected return on plan assets	(2,737)	(2,692)
Net periodic benefit cost	3,135	3,142

As described in Note 2, Significant Accounting Policies, the Company elected to early adopt ASU 2017-07 effective January 1, 2017. As a result, service costs are classified as employee compensation costs within cost of sales and selling, general and administrative costs within the combined statement of income. All

The Masterbatches Business of Clariant Ltd

other components of net periodic benefit cost are classified within the other income, net line item, for all periods presented.
Experience gains and losses, as well as the effects of changes in actuarial assumptions and plan provisions are recognized in other comprehensive income. Cumulative gains and losses in excess of 10% of the greater of the PBO or the market related value of plan assets for a particular plan are amortized over the average future service period of the employees in that plan. The Company does not expect to recognize cumulative gains and losses in excess of 10% of the PBO and therefore does not expect to amortize any actuarial losses from accumulated other comprehensive income into net periodic benefit cost in 2019.
The weighted average assumptions used to determine the actuarial value of the projected benefit obligation and the net expense for the pension plans were as follows:
Assumptions used to determine benefit obligations are as follows as at:

	December 31, 2018	December 31, 2017
Weighted-average discount rate	3.8%	3.3%
Weighted-average rate of increase in compensation levels	3.3%	3.0%

Assumptions used to determine net expense are as follows as at:

	December 31, 2018	December 31, 2017
Weighted-average discount rate	4.2%	3.3%
Weighted-average rate of increase in compensation levels	3.9%	3.2%
Weighted-average expected long-term rate of return on plan assets	3.6%	2.9%

The Company selects discount rates by analyzing the results of matching each plan’s projected benefit obligations with a portfolio of high-quality fixed income investments rated AA-or higher by Standard and Poor’s in the relevant country where the plan is located. In developing the expected long-term rate of return on assets, the Company modelled the expected long-term rates of return for broad categories of investments held by the plan against a number of various potential economic scenarios.

The Masterbatches Business of Clariant Ltd

The fair value of the Company’s pension plan assets, as of December 31, 2018, was split into the major asset categories, by level, as follows:

(in CHF, thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	757	757		-
Corporate debt securities	47,533		47,533	-
Investment funds	22,091	8,506	13,585	-
Insurance assets - contracts and reserves	4,172		4,172	-
Government securities	1,693	1,502	191	-
Other	144		144	-
Total	76,390	10,765	65,625	-

The Company’s investment strategy for its pension plans is to optimize the long-term investment return on plan assets in relation to the liability structure to maintain an acceptable level of risk while minimizing the cost of providing pension benefits and maintaining adequate funding levels in accordance with applicable rules in each jurisdiction. The investment mix between equity securities and insurance assets securities is based upon achieving a desired return, balancing higher return, more volatile equity securities, and lower return, less volatile fixed income securities and is adjusted for the expected duration of the obligation and the funded status of the plan.  Investment allocations are made across a range of securities, maturities and credit quality. The Company's defined benefit plan investments are based on local laws and customs. Most plans invest in insurance assets and investment funds.
Pension Funding
The following future benefit payments, which reflect expected future level of service, are expected to be paid as of December 31, 2018:

(in CHF, millions)
2019	(6,613)
2020	(5,330)
2021	(6,481)
2022	(6,011)
2023	(5,680)
2024-2028	(33,405)

The Company anticipates making pension contributions of approximately CHF 3,117 thousand in 2019.
Defined Contribution Plans
The Parent sponsors defined contribution plans for certain hourly and salaried employees, which accrue benefits for employees on a pro-rata basis during their employment period based on their individual salaries. Expense related to the contributions for these plans recorded by the Company was approximately CHF 5,887 thousand and CHF 5,999 thousand for the years ended December 31, 2018 and 2017, respectively. These amounts are primarily comprised of contributions to defined benefit plans in Germany, Italy and the United States.

The Masterbatches Business of Clariant Ltd

Multiemployer Pension Plans
The Company accounts for certain of its pension plans as multiemployer pension plans, that based on their nature qualify as multiemployer pension plans under US GAAP. When a plan is accounted for using the multiemployer accounting approach, the related assets and liabilities are not reflected in the combined financial statements. Benefits under these plans are based primarily on the years of service and employee’s compensation. The Company recorded expense in the combined statement of income of CHF 2,232 thousand and CHF 2,326 thousand for the years ended December 31, 2018 and 2017 respectively, related to the employees’ participation in Parent sponsored plans.
The Company had no other postretirement benefit obligations as of December 31, 2018 or 2017.

NOTE 12 INCOME TAXES
Income before income taxes is summarized below based on the geographic location of the operation to which such earnings are attributable.

(in CHF, thousands)	December 31, 2018	December 31, 2017
Domestic	12,548	2,931
Foreign	56,337	41,001
Income from operations, before income taxes	68,885	43,932

A summary of income tax expense is as follows:

(in CHF, thousands)	December 31, 2018	December 31, 2017
Current income tax expense (benefit):
Domestic	(41)	(6)
Foreign	19,014	10,499
Total current income tax expense	18,973	10,493

Deferred income tax (benefit) expense:
Domestic	1	0
Foreign	(1,208)	3,443
Total deferred income tax (benefit) expense	(1,207)	3,443
Total income tax expense	17,767	13,936

The Masterbatches Business of Clariant Ltd

A reconciliation of the applicable Swiss statutory tax rate to the consolidated effective income tax rate along with a description of significant or unusual reconciling items is included below.

(in CHF, thousands)	December 31, 2018	December 31, 2017
Swiss statutory income tax rate 12%	8,266	5,271

Total foreign tax rate differential	7,230	5,781

Non-deductible items	785	588
Tax exempt income	(811)	(862)
Utilization and changes in recognition of tax losses and tax credits	476	(3,160)
Unrecognized current year tax losses and tax credits	265	5,110
Adjustments relating to prior periods	1,234	(1,686)
US Tax reform (tax rate impact)	-	2,450
Other items	322	444

Effective tax rate	26%	32%

The effective tax rates for all periods differ from the applicable Swiss statutory tax rate as a result of differences in foreign tax rates, permanent items and certain unusual items. Permanent items primarily consist of income or expense not taxable or deductible as well as unrecognized current year tax losses. Significant or unusual items impacting the effective income tax rate are described below.
2018 Significant items
The additional expense from prior period relates to prior year adjustments in various jurisdictions.
2017 Significant items
The tax expense resulting from not recognizing current year losses mainly relates to China and Brazil.
The benefit reflected in the changes in valuation allowances line resulted from the realizability of a deferred tax asset in one of the Company’s foreign entities.
The enactment of US tax reform led to a deferred tax charge of CHF 2,450 thousand.
Components of the Company’s deferred tax assets (liabilities) as of December 31, 2018 and 2017 were as follows:

The Masterbatches Business of Clariant Ltd

(in CHF, thousands)	December 31, 2018	December 31, 2017
Deferred tax assets:
PPE and intangible assets	20,589	21,230
Retirement benefit obligations	2,084	3,953
Tax losses and tax credits	6,713	7,836
Other accruals and provisions	8,189	5,261

Gross deferred tax assets	37,575	38,280
Valuation allowances	17,358	18,140
Deferred tax assets, net of valuation allowances	20,217	20,140

Deferred tax liabilities:
PPE and intangible assets	(12,272)	(13,344)
Retirement benefit obligations	(36)	(7)
Other accruals and provisions	(4,455)	(5,698)
Deferred tax liabilities	(16,763)	(19,049)

Net deferred tax assets	3,454	1,091

Included in:
Deferred tax assets	12,718	12,261
Deferred tax liabilities	(9,264)	(11,170)

As of December 31, 2018, a foreign subsidiary has gross net operating loss carryforwards totaling CHF 8,090 thousand that have indefinite carryforward periods. The Company has not provided valuation allowances against these losses as it believes that the subsidiary will generate sufficient taxable profits to use these losses.
Total tax valuation allowances on all deferred tax assets decreased by CHF 782 thousand from the prior year.
The Company decided to repatriate certain current and prior year foreign earnings . A provision has been made for non-recoverable withholding taxes on the undistributed earnings of certain consolidated non-Swiss subsidiaries, primarily outside of Europe, of approximately CHF 585 thousand as of December 31, 2018.
The Company records provisions for uncertain tax positions in accordance with ASC 740, Income Taxes. A reconciliation of unrecognized tax benefits is as follows:

(in CHF, thousands)	2018	2017
Balance as of the beginning of the year	156	156
Increases as a result of positions taken for prior years	565	-
Balance as of the end of the year	721	156

The Company recognizes interest and penalties related to uncertain tax positions in the provision for income taxes. As of December 31, 2018, and 2017, the Company had CHF 178 thousand and CHF 106 thousand accrued for interest and penalties, respectively.

The Masterbatches Business of Clariant Ltd

Although the timing and outcome of tax settlements are uncertain, it is reasonably possible that during the next twelve months a reduction in unrecognized tax benefits may occur up to CHF 500 thousand based on the outcome of tax examinations and settlements.
The following table summarizes key jurisdictions and tax years that remain subject to examination:

China	2015 - 2018
Germany	2009 - 2018
Italy	2015 - 2018
Switzerland	2018
USA	2016 - 2018

If all unrecognized tax benefits were recognized, the net impact on the provision for income tax expense would be a benefit of CHF 721 thousand.

NOTE 13 FAIR VALUE MEASUREMENTS
ASC 820, Fair Value Measurement, (ASC 820) defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a three-level fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability as follows:
Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities;
Level 3 - Unobservable inputs that are supported by little or no market activity. Level 3 assets or liabilities are those whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques with significant unobservable inputs, as well as assets or liabilities for which the determination of fair value requires significant judgment or estimation. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.
Observable market data is used in determining fair value, when available. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
In addition to items measured at fair value on a recurring basis, assets may be measured at fair value on a nonrecurring basis. These assets include long-lived assets and intangible assets which may be written down to fair value as a result of impairment.
The Company has determined the fair value measurements related to each of these rely primarily on Company-specific inputs and the Company's assumptions about the use of the assets, as observable inputs may not be available (Level 3). To determine the fair value of long-lived asset groups, the Company utilizes discounted cash flows expected to be generated by the long-lived asset group.
The Company evaluates the carrying value of its goodwill and indefinite-lived intangible assets for impairment annually in the fourth quarter of each year. These fair value measurements require the

The Masterbatches Business of Clariant Ltd

Company to make significant assumptions and estimates about the extent and timing of future cash flows, discount rates, and growth rates, which are subject to a high degree of uncertainty. The Company believes the assumptions and estimates used to determine the estimated fair value are reasonable, but different assumptions could materially affect the estimated fair value.
During the years ended December 31, 2018 and 2017, the Company did not record a goodwill impairment charge for any of its reporting units
Financial Instruments Not Carried at Fair Value
The Company recorded CHF 3,945 thousand and CHF 5,858 thousand of long-term debt as of December 31, 2018 and 2017, respectively, whose amortized costs approximates fair value (Level 2), which consists primarily of interest-bearing notes due in 2019 through 2021. See Note 10, Debt Arrangements for additional information.
Assets and Liabilities Not Carried at Fair Value
The carrying value of cash and cash equivalents, short receivables, accounts payable, and short-term debt approximates fair value due to their short-term nature.

NOTE 14 COMMITMENTS AND CONTINGENCIES
Purchase commitments. In the regular course of business, the Masterbatches Business enters into relationships with vendors and suppliers whereby the Company commits itself to capital acquisition of property, plant and equipment and intangible assets in order to benefit from better pricing conditions. The major part of the capital commitments will be paid within the one year after the respective balance sheet date. These commitments are not in excess of current market prices and reflect normal business operations.
Lease obligations. The Masterbatches Business leases certain manufacturing facilities, warehouse space, machinery and equipment, automobiles, railcars, computers and software under operating leases. Lease expense was CHF 7,286 thousand and CHF 7,371 thousand for the years ended December 31, 2018 and 2017 respectively.

Future minimum lease payments for operating leases with initial or remaining non-cancelable lease terms in excess of one year for the next five years and thereafter are as follows:

(in CHF, thousands)	December 31, 2018
2019	5,134
2020	4,695
2021	3,838
2022	2,913
2023	2,113
Thereafter	9,451
Total	28,144

Income from lease arrangements in which the Company is the lessor is not significant.
Contingencies. The Masterbatches Business operates in countries where political, economic, social, legal, and regulatory developments can have an impact on the operational activities. The effects of such

The Masterbatches Business of Clariant Ltd

risks on the Company’s results, which arise during the normal course of business, are not foreseeable and are, therefore, not included in the accompanying financial statements.
In the ordinary course of business, the Company is involved in lawsuits, claims, investigations and proceedings, including product liability, intellectual property, commercial, environmental, and health and safety matters. Although the outcome of any legal proceedings cannot be predicted with certainty, the Company is not aware of such matters pending which would likely have any material adverse effect in relation to its business, financial position, or results of operations.
In determining loss contingencies, the Company considers the likelihood of impairing an asset or the incurrence of a liability at the date of the combined financial statements as well as the ability to reasonably estimate the amount of such loss. The Company records a provision for a loss contingency when information available before the combined financial statements are issued or are available to be issued indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the combined financial statements and when the amount of loss can be reasonably estimated. The Company regularly re-evaluates claims to determine whether provisions need to be readjusted based on the most current information available to the Company.

NOTE 15 RELATED PARTY TRANSACTIONS AND NET INVESTMENT FROM THE PARENT
The Masterbatches Business has historically operated as part of the Parent and not as a stand-alone company. Accordingly, the Parent has funded certain expenses or provided services on behalf of the Company. These services included support functions provided by the Parent on behalf of the Company. As such the Parent allocated certain costs to the Company that are reflected within these combined financial statements. Such allocations are based on the requirements of preparing combined financial statements and in that same context management determined that such allocations are determined on a reasonable basis. However, such cost allocations may not be indicative of the costs that would have been incurred if the Company had been operated on a standalone basis during the periods presented. In addition, the expenses reflected in the combined financial statements may not be indicative of expenses the business will incur in the future. Actual costs that would have been incurred if the Company had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including the Company’s capital structure, information technology and infrastructure.
As described in Note 1, Basis of Presentation, the Masterbatches Business participates in a global cash pooling arrangement operated by the Parent and certain of its subsidiaries, whereby cash generated by the Company is managed by the Parent. This arrangement manages the working capital needs of the Masterbatches Business. The majority of the Company’s cash is transferred to the Parent, and the Parent funds the Company’s operating and investing activities as necessary. The cumulative net transfers related to these transactions are recorded in net parent investment in the combined financial statements.
Related Party Transactions
In the ordinary course of business, the Masterbatches Business enters into transactions with related parties, which are subsidiaries and other businesses of the Parent, for the sale or purchase of goods, as well as other arrangements.

The Masterbatches Business of Clariant Ltd

(in CHF, thousands)	December 31, 2018	December 31, 2017
Revenue from sale of goods	1,501	2,009
Purchase of goods	36,679	25,799
Interest expense from related parties	10,572	8,779
Interest income from related parties	1,350	960
Income from shared assets used jointly with the Parent	1,404	1,557
Expenses from shared assets used jointly with the Parent	3,501	3,767

Goods sold includes revenues from sales of inventories from the Masterbatches Business to other strategic business units of the Parent.
Goods and services purchased mainly consist of purchases of inventories to the Masterbatches Business from other strategic business units of the Parent as well as indirect production and other related costs allocated to the Company.
Related Party Balances
Related party balances as of December 31, 2018 and 2017 consisted of the following:

(in CHF, thousands)	December 31, 2018	December 31, 2017
Accounts receivable, net	330	391
Accounts payable	5,621	4,263
Loans to related parties	80,600	72,498
Loans from related parties	59,171	258,638

Allocations of Costs for The Parent’s Services
The Masterbatches Business has certain services and functions provided to it by the Parent. These services and functions included, but were not limited to, senior management, legal, human resources, finance and accounting, treasury, information technology (“IT”) services and support, cash management, payroll processing, pension and benefit administration, other shared services and research and developments costs. These costs were allocated using methodologies that management believes were reasonable for the item being allocated. Allocation methodologies included direct usage when identifiable, as well as the Company’s relative share of revenues as a percentage of the total.
The total costs, net of income, for services and functions allocated to the Masterbatches Business from the Parent were as follows, for the years ended:

(in CHF, thousands)	December 31, 2018	December 31, 2017
Research and development costs	1,401	1,768
Selling, general and administrative costs	78,000	100,048
Total costs, net of income, allocated from the Parent	79,401	101,916

Net Investment from the Parent
Net investment from the Parent on the combined balance sheets and combined statements of changes in equity represents the Parent’s historical investment in the Masterbatches Business, the net effect of

The Masterbatches Business of Clariant Ltd

transactions with, and allocations from, the Parent, as well as the Company’s accumulated earnings and other comprehensive income. Net transfers to the Parent are included within net parent investment.

NOTE 16 ACCUMULATED OTHER COMPREHENSIVE LOSS
The amounts recognized in accumulated other comprehensive loss were as follows:

(in CHF, thousands)	Cumulative Translation Adjustment	Pension and Other Postretirement Benefits	Accumulated Other Comprehensive Loss
Balance at December 31, 2016	(21,968)	(557)	(22,525)
Reclassification to earnings	-	-	-
Gain (loss) arising during the period	(14,575)	(421)	(14,996)
Effect of deferred taxes	-	(111)	(111)
Balance at December 31, 2017	(36,543)	(1,089)	(37,632)
Reclassification to earnings	-	-	-
Gain (loss) arising during the period	(12,835)	1,390	(11,445)
Effect of deferred taxes	-	(258)	(258)
Balance at December 31, 2018	(49,378)	43	(49,335)

NOTE 17 SUBSEQUENT EVENTS
The combined financial statements of the Company are derived from the financial statements of the Parent, which issued its consolidated financial statements for the year ended December 31, 2018 on February 11, 2019. Accordingly, the Company has evaluated transactions or other events for consideration as recognized subsequent events in the annual financial statements through February 11, 2019. Additionally, the Company has evaluated transactions and other events that occurred through the issuance of these financial statements, December 23, 2019, for purposes of disclosure of unrecognized subsequent events.
On 19 December 2019, the Parent entered into a Share Purchase Agreement with PolyOne Corporation providing for the sale of the Masterbatches Business. Refer to Note 1, Basis of Presentation for further details.